SHARE EXCHANGE AGREEMENT

by and among

Quintessence Photonics Corporation
a Delaware corporation

and

the Stockholders of
Quintessence Photonics Corporation,

on the one hand;

and

QPC Lasers, Inc.,
a Nevada corporation,

and

the Majority Stockholder of QPC Lasers, Inc.,

on the other hand

May 12, 2006

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of May 12, 2006 (this “Agreement”), is made and entered into by and among the stockholders of Quintessence Photonics Corporation, a Delaware corporation (“QPC”), listed on Schedule 1.1(a) attached (each, a “QPC Stockholder,” collectively, the “QPC Stockholders”), on the one hand; and QPC Lasers, Inc., a publicly traded Nevada corporation (OTCBB: PLFC.OB) (“QLI”), Julie Morin, an individual (“Morin” or “Majority QLI Stockholder”) on the other hand. QPC is a party to this Agreement solely to make representations and warranties as set forth herein.

RECITALS

WHEREAS, the Board of Directors of QLI has adopted resolutions approving QLI’s acquisition of shares of QPC common stock (the “Acquisition”) upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, each QPC Stockholder owns the number of shares of common stock of QPC set forth opposite such QPC Stockholder’s name on Schedule 1.1(a) attached hereto (collectively, the “QPC Shares”);

WHEREAS, QPC Stockholders own, collectively, an amount of shares of common stock of QPC, constituting approximately 98% of the issued and outstanding capital stock of QPC, and QPC Stockholders desire to sell their respective portion of QPC Shares pursuant to the terms and conditions of this Agreement;

WHEREAS, QPC intends to close the private placement offering and sale of its common stock (“PPO”) during the next several weeks;

WHEREAS, Majority QLI Stockholder holds an amount of shares of QLI common stock (“QLI Shares”) which represents approximately 95% of the issued and outstanding capital stock of QLI;

WHEREAS, Majority QLI Stockholder has entered into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements;

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) QPC Stockholders will sell, convey, assign, transfer and deliver to QLI one or more stock certificates representing QPC Shares, and as consideration for the acquisition of QPC Shares, QLI will issue to each QPC Stockholder, in exchange for such QPC Stockholder’s pro rata portion of QPC Shares, one or more stock certificates representing the number of shares of QLI common stock set forth opposite such QPC Stockholder’s name in Column III on Schedule 1.1(a) attached hereto (collectively, the “QLI Shares”). QLI shall issue 26,986,119 shares to QPC Stockholders in exchange for their QPC Shares assuming that the PPO has been fully subscribed. In addition, at Closing, QPC shall pay to Morin an amount equal to $250,000 (“Cash Payment”), all of which has already been deposited to an attorney of QLI. In consideration of the Cash Payment, Morin shall sell to QPC that number of shares set forth in Section 6.1(f) which the parties believe to be 48,294,115 shares of QLI common stock and will transfer that number of QLI Shares set forth in Section 5.6 to the parties set forth in Section 5.6.

1.2 Closing. The closing of the Acquisition (the “Closing”) shall take place on or before May 12, 2006, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3 Derivative Securities. All options and warrants to purchase QPC common stock shall be exchanged on a one-to-one basis into options and warrants to purchase that number of QLI common stock set forth in Schedule 1.3 at the exercise price set forth in the QPC option or warrant. All QPC notes that may be converted into QPC common stock shall be exchanged for QLI notes that are identical to the QPC notes except that the new notes may be converted into shares of QLI common stock in the manner set forth in Schedule 1.3. All QPC preferred stock may be converted into QLI common stock on a one-for-one basis. QLI shall reserve for issuance 10,776,879 shares of its common stock upon exercise of such options, warrants or conversion of such convertible notes or preferred stock. Notwithstanding Sections 1.1 and 1.3, the parties intend at the Closing, that holders of QPC common and preferred stock, QPC options, QPC warrants and QPC convertible debt shall hold at least 91% of the outstanding QLI common stock on a fully-diluted basis.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF QPC

QPC hereby represents and warrants to QLI as follows:

2.1  Organization. QPC has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2  Capitalization. The authorized capital stock of QPC consists of 50,000,000 shares of common stock, $0.0001 par value, of which at the Closing, no more than 21,315,719 shares shall be issued and outstanding, 7,295,646 shares of preferred stock, $0.0001 par value, of which at the Closing, no more than 135,499 shares of Preferred Stock shall be issued and outstanding. All of the issued and outstanding shares of capital stock of QPC, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating QPC to issue any additional shares of its capital stock of any class, except promissory notes convertible into 1,422,222 shares of QPC common stock, options to purchase an aggregate of 2,390,295 shares of QPC common stock and warrants to purchase an aggregate of 7,274,862 shares of QPC common stock. All common stock issuable under QPC’s convertible promissory notes, options and warrants will be convertible on the Closing Date into a like amount of common stock issuable by QLI.

2.3  Certain Corporate Matters. QPC is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on QPC’s financial condition, results of operations or business. QPC has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4  Authority Relative to this Agreement. QPC has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by QPC and the consummation by QPC of the transactions contemplated hereby have been duly authorized by the Board of Directors of QPC and no other actions on the part of QPC are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by QPC and constitutes a valid and binding agreement of QPC, enforceable against QPC in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5  Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by QPC of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by QPC nor the consummation by QPC of the transactions contemplated hereby, nor compliance by QPC with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of QPC, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which QPC or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to QPC or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to QPC or any Subsidiary taken as a whole.

2.6  Books and Records. The books and records of QPC fully and fairly reflect the transactions to which QPC is a party or by which they or their properties are bound.

2.7  Intellectual Property. QPC has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of QPC infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.8  Litigation. QPC is not subject to any judgment or order of any court or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against QPC. QPC is not a plaintiff or defendant in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of QPC, and QPC knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting QPC or to which QPC is a party.

2.9  Legal Compliance. To the best knowledge of QPC, after due investigation, no claim has been filed against QPC alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments or any agencies thereof. QPC holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its respective businesses as presently conducted.

2.10  Disclosure. The representations and warranties and statements of fact made by QPC in this Agreement are accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

2.11 Subsidiaries. QPC does not have any subsidiaries or own any interest in any other enterprise.

2.12 Directors and Officers. The names and titles of the directors and officers of QPC as of the date of this Agreement are as follows: Jeffrey Ungar, Chief Executive Officer and Director; George Lintz, Chief Financial Officer and Director; Merrill McPeak, Director; Israel Ury, Director; and Robert Adams, Director.

2.13 Financial Statements. Exhibit 2.13 hereto consists of the audited financial statements of QPC for the years ended December 31, 2004 and 2005 (the “QPC Financial Statements”). The QPC Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by QPC throughout the periods indicated, and fairly present the financial position of QPC as of the dates of the balance sheets included in the QPC Financial Statements and the results of operations for the periods indicated. There are no material omissions or nondisclosures in the QPC Financial Statements.

2.14 Absence of Changes. Since December 31, 2005 there has not been any material change in the financial condition or operations of QPC, except as contemplated by this Agreement. As used in this Agreement, “material” means: Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party. Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

2.15 Absence of Undisclosed Liabilities. As of December 31, 2005, QPC did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the QPC Financial Statements.

2.16 Tax Returns. QPC has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit 2.13 are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by QPC.

2.17 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, QLI, its legal counsel and accountants shall have the opportunity to meet with QPC’s accountants and attorneys to discuss the financial condition of QPC during reasonable business hours and in a manner that does not interfere with the normal operation of QPC’s business. QPC shall make available to QLI all books and records of QPC, provided, however, that QPC will be under no obligation to provide any information subject to confidentiality provisions or waive any privilege associated with any such information.

2.18 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of QPC has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD judgment or decree issued during this time period, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

2.19 Restricted Securities. QPC and the QPC Stockholders, by execution of this Agreement, acknowledge that all of the securities of QLI issued by QLI are restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Act.

2.20  Events Subsequent to Financial Statements. Except as disclosed in Schedule 2.20, since December 31, 2005, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of QPC;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of QPC;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of QPC or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of QPC;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by QPC;

(f)  Any waiver or release by QPC of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of QPC;

(h)  Any change made or authorized in the Certificate of Incorporation or Bylaws of QPC;

(i)  Any loan to or other transaction with any officer, director or stockholder of QPC giving rise to any claim or right of QPC against any such person or of such person against QPC; or

(j)  Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of QPC.

2.21  Tax Matters. Except as disclosed in Schedule 2.21:

(a)  QPC has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)  QPC has paid, or adequately reserved against in QPC’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

(c)  To the best knowledge of QPC, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of QPC’s tax returns;

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from QPC; and

  For the purposes of this Section 2.21, a tax is due (and must therefore either be paid or adequately reserved against in QPC’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF QPC STOCKHOLDERS

Each QPC Stockholder, jointly and not severally, hereby represents and warrants to QLI as follows with respect to itself only:

3.1 Ownership of QPC Shares. The QPC Stockholder owns, beneficially and of record, good and marketable title to QPC Shares set forth opposite such QPC Stockholder’s name in Column II on Schedule 1.1(a) attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders’ agreements. Such QPC Stockholder represents that such person has no right or claims whatsoever to any shares of QPC capital stock, other than shares, options and warrants listed across such QPC Stockholder on Schedule 1.1(a) and does not have any options, warrants or any other instruments entitling such QPC Stockholder to exercise to purchase or convert into shares of QPC capital stock. At the Closing, the QPC Stockholder will convey to QLI good and marketable title to QPC Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders’ agreements or restrictions.

3.2  Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the QPC Stockholder (including through a valid power of attorney) and constitutes a valid and binding agreement of such QPC Stockholder, enforceable against such QPC Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Restricted Securities. The QPC Stockholder acknowledges that QLI Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, that QLI Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations QLI Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, such QPC Stockholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4 Accredited Investor. The QPC Stockholder is an “Accredited Investor” as that term is defined in rule 501 of Regulation D promulgated under the Securities Act. Such QPC Stockholder is able to bear the economic risk of acquiring QLI Shares pursuant to the terms of this Agreement, including a complete loss of such QPC Stockholder’s investment in QLI Shares.

3.5 Legend. The QPC Stockholder acknowledges that the certificate(s) representing such QPC Stockholder’s pro rata portion of QLI Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
QLI

QLI hereby represents and warrants to QPC and QPC Stockholders as follows:

4.1  Organization. QLI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2  Capitalization. QLI’s authorized capital stock consists of 180,000,000 shares of capital stock, all of which are designated as Common Stock, par value $0.001, of which 52,300,000 shares are issued and outstanding. When issued, QLI Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which QLI is a party or which are binding upon QLI providing for the issuance by QLI or transfer by QLI of additional shares of QLI’s capital stock and QLI has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of QLI. There are no voting trusts or any other agreements or understandings with respect to the voting of QLI’s capital stock. There are no obligations of QLI to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing. There are no obligations of QLI to register any shares of its outstanding common stock, or shares of common stock issuable upon exercise or conversion of any outstanding securities, either on demand, piggybacked on other registrations, or otherwise.

4.3  Certain Corporate Matters. QLI is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of QLI’s properties or nature of QLI’s business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. QLI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. QLI has delivered to QPC true, accurate and complete copies of its certificate or articles of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and Board of Directors of QLI are complete and correct in all material respects. The stock records of QLI and the stockholder lists of QLI that QLI has previously furnished to QPC are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of QLI’s capital stock and any other outstanding securities issued by QLI. QLI is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect. QLI is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4  Authority Relative to this Agreement. Each of QLI and Majority QLI Stockholder has the requisite power and authority to enter into this Agreement and carry out its or her obligations hereunder. The execution, delivery and performance of this Agreement by QLI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of QLI and no other actions on the part of QLI are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by QLI and Majority QLI Stockholder and constitutes a valid and binding obligation of QLI and Majority QLI Stockholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5  Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by QLI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by QLI nor the consummation by QLI of the transactions contemplated hereby, nor compliance by QLI with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of QLI, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which QLI or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to QLI or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to QLI or any Subsidiary taken as a whole.

4.6 SEC Documents. QLI hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (a) Registration Statement on Form SB-2 as filed on December 23, 2004, and all amendments thereto; (b) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and any amendments thereto; (c) Quarterly Reports on Form 10-QSB for the periods ended March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, and any amendments thereto; and (d) Current Reports on Form 8-K filed in 2005 through the date of Closing. The SEC Documents constitute all of the documents and reports that QLI was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC since the effectiveness of QLI’s Form SB-2. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of QLI included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of QLI as of the dates thereof and its statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on QLI, its business, financial condition or results of operations). Except as and to the extent set forth on the consolidated balance sheet of QLI as of December 31, 2005, including the notes thereto, QLI has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

4.7 Financial Statements.

(a) Included in the SEC Documents are the audited consolidated balance sheet of QLI as at December 31, 2005 and the related statement of operations, stockholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Bagell Josephs & Company, L.L.C. (“Bagell”), independent auditors (collectively, “QLI’s Audited Financials”).

(b) QLI’s Audited Financials (“QLI’s Financial Statements”) are (i) in accordance with the books and records of QLI, (ii) correct and complete, (iii) fairly present the financial position and results of operations of QLI and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on QLI or any Subsidiary, their respective businesses, financial conditions or results of operations.

4.8  Events Subsequent to Financial Statements. Except as disclosed in Schedule 4.8, since December 31, 2005, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of QLI or any Subsidiary;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of QLI or any Subsidiary;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of QLI or any Subsidiary or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of QLI or any Subsidiary;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by QLI or any Subsidiary;

(f)  Any waiver or release by QLI or any Subsidiary of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of QLI or any Subsidiary;

(h)  Any change made or authorized in the Certificate of Incorporation or Bylaws of QLI or any Subsidiary;

(i)  Any loan to or other transaction with any officer, director or stockholder of QLI or any Subsidiary giving rise to any claim or right of QLI or any Subsidiary against any such person or of such person against QLI or any Subsidiary; or

(j)  Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of QLI or any Subsidiary.

4.9 Liabilities. Except as otherwise disclosed in QLI’s Financial Statements, neither QLI nor any Subsidiary has any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. In addition, QLI and Majority QLI Stockholder represent that upon Closing, neither QLI nor any Subsidiary will have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise, and QLI is not a party to any executory agreement. QLI has or at closing, will have, discontinued all of its business operations without any material adverse effect upon QLI.

4.10  Tax Matters. Except as disclosed in Schedule 4.10:

(a)  QLI and each Subsidiary have duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)  QLI and each Subsidiary have paid, or adequately reserved against in QLI’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

(c)  To the best knowledge of QLI, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of QLI’s or any Subsidiary’s tax returns;

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from QLI or any Subsidiary; and

  For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in QLI’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.11  Real Property. Neither QLI nor any Subsidiary owns or leases any real property.

4.12  Books and Records. The books and records of QLI and each Subsidiary delivered to QPC prior to the Closing fully and fairly reflect the transactions to which QLI each Subsidiary is a party or by which they or their properties are bound.

4.13  Questionable Payments. Neither QLI or any Subsidiary, nor any employee, agent or representative of QLI or any Subsidiary has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from QLI’s or any Subsidiary’s funds to governmental officials for improper purposes or made any illegal payments from QLI’s or any Subsidiary’s funds to obtain or retain business.

4.14 “Blank Check” Company Status. QLI is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

4.15  Intellectual Property. Neither QLI nor any Subsidiary owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. QLI and Majority QLI Stockholder have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of QLI or any Subsidiary infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.16  Insurance. Neither QLI nor any Subsidiary has any insurance policies in effect.

4.17  Contracts. Neither QLI nor any Subsidiary has any material contracts, leases, arrangements or commitments (whether oral or written). Neither QLI nor any Subsidiary is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.18  Litigation. Neither QLI nor any Subsidiary is subject to any judgment or order of any court or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against QLI or any Subsidiary. Neither QLI nor any Subsidiary is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations, including without limitation, SEC informal inquiries, of QLI or any Subsidiary, and QLI knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting QLI or any Subsidiary or to which QLI or any Subsidiary is a party.

4.19  Employees. Neither QLI nor any Subsidiary has any employees. Neither QLI nor any Subsidiary owes any compensation of any kind, deferred or otherwise, to any current or previous employees. Neither QLI nor any Subsidiary has a written or oral employment agreement with any officer or director of QLI or any Subsidiary. Neither QLI nor any Subsidiary is a party to or bound by any collective bargaining agreement. Except as set forth on Schedule 4.19, there are no loans or other obligations payable or owing by QLI or any Subsidiary to any stockholder, officer, director or employee of QLI or any Subsidiary, nor are there any loans or debts payable or owing by any of such persons to QLI or any Subsidiary or any guarantees by QLI or any Subsidiary of any loan or obligation of any nature to which any such person is a party.

4.20  Employee Benefit Plans. Neither QLI nor any Subsidiary has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by QLI or any Subsidiary other than the Stock Option Plan which reserves an aggregate of 5,400,000 shares of common stock.

4.21  Legal Compliance. To the best knowledge of QLI, after due investigation, no claim has been filed against QLI or any Subsidiary alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. QLI and each Subsidiary hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted. Without limiting the generality of the foregoing, no order suspending the effectiveness of any Registration Statement of QLI has been issued by the Securities and Exchange Commission (the “SEC”) and, to QLI’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC. QLI has not, and the past and present officers, directors and affiliates of QLI have not, been the subject of, nor does any officer or director of QLI have any reason to believe that QLI or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative proceeding or investigation by any federal or state agency having regulatory authority over QLI, including but not limited to any agency alleging a violation of securities laws including the SEC, NASD and Nasdaq;

4.22 Subsidiaries.

QLI does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a “Subsidiary”).

4.23  Broker’s Fees. Neither QLI, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.24 Internal Accounting Controls. QLI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. QLI has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for QLI and designed such disclosure controls and procedures to ensure that material information relating to QLI is made known to the certifying officers by others within those entities, particularly during the period in which QLI’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. QLI’s certifying officers have evaluated the effectiveness of QLI’s controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended March 31, 2006 (such date, the “Evaluation Date”). QLI presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in QLI’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to QLI’s knowledge, in other factors that could significantly affect QLI’s internal controls.

4.25 Listing and Maintenance Requirements. QLI is currently quoted on the OTC Bulletin Board and QLI has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or the NASD or any trading market on which QLI’s common stock is or has been listed or quoted to the effect that QLI is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. QLI is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.26 Application of Takeover Protections. QLI and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under QLI’s certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to QPC or QPC Stockholders as a result of the Acquisition or the exercise of any rights by QPC or QPC Stockholders pursuant to this Agreement.

4.27 No SEC or NASD Inquiries. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of QPC has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD judgment or decree issued during this time period, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

4.28  Disclosure. The representations and warranties and statements of fact made by QLI in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

5.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of QPC and QLI (and any Subsidiary) as each party may request. In order that each party may have the full opportunity to do so, QPC and QLI, QPC Stockholders and Majority QLI Stockholder shall furnish each party and its representatives during such period with all such information concerning the affairs of QPC or QLI or any Subsidiary as each party or its representatives may reasonably request and cause QPC or QLI and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

5.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of QPC and QPC Stockholders on the one hand and QLI and Majority QLI Stockholder on the other hand. Without the prior written consent of QPC, QPC Stockholders, QLI or Majority QLI Stockholder, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

5.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or Stockholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

5.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

5.6 Stock Transfer. Morin shall transfer 444,385 shares of her QLI common stock as follows: 22,219 shares to RP Capital, LLC, 22,220 to Richardson & Patel LLP, and 399,946 to Corporate Capital Advisors, Inc., and Morin shall provide these parties with a letter acknowledging she is transferring said shares to these parties pursuant to this agreement.

5.7 Resignation. Morin represents that she has no disagreements with any other officer or director of QLI.

ARTICLE 6
CONDITIONS TO CLOSING

6.1  Conditions to Obligations of QPC and QPC Stockholders. The obligations of QPC and QPC Stockholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, QLI and/or Majority QLI Stockholder shall have delivered or caused to be delivered to QPC and QPC Stockholders the following:

(i)  resolutions duly adopted by the Board of Directors of QLI authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement, including without limitation, issuance of the QLI Shares to QPC Stockholders;

(ii)  a certificate of good standing for QLI from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

(iii)  written resignations of all current officers and directors of QLI in office that will become effective immediately after the Closing, and board resolutions electing the following individuals to the positions with QLI listed opposite their names below immediately prior to the Closing:

Name	Position
Jeffrey Ungar	Chairman of the Board, Chief Executive Officer, Co-Founder and Director
George M. Lintz	Chief Financial Officer, Chief Operating Officer, Co-Founder and Director
Israel Ury	Director
Robert Adams	Director
Merrill A. McPeak	Director

(iv) all corporate records, agreements, seals and any other information reasonably requested by QPC’s representatives with respect to QLI, including without limitation, all books and records of QLI;

(v) such other documents as QPC and/or QPC Stockholders may reasonably request in connection with the transactions contemplated hereby;

(vi) legal opinion of QLI counsel that the QLI Shares have been duly authorized;

(vii) officer’s certificate that the representations and warranties of QLI are true and correct as of the Closing and that all covenants required to be performed prior to the Closing have been performed; and

(viii) stock certificates representing QLI Shares to be delivered pursuant to this Agreement in the amounts and names specified in Section 1.1 and 5.6 of this agreement.

(b) Representations and Warranties to be True. The representations and warranties of QLI and Majority QLI Stockholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. QLI and Majority QLI Stockholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Assets and Liabilities. At the Closing, neither QLI nor any Subsidiary shall have any material assets or liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition.

(d) SEC Filings. At the Closing, QLI will be current in all SEC filings required by it to be filed, and will have filed its Quarterly Report on Form 10-QSB for the period ended March 31, 2006.

(e) Due Diligence. QPC shall have delivered a written notice prior to or at Closing stating that it is fully satisfied with its due diligence of QLI

(f) Purchase of Stock. QPC shall purchase 48,294,115 shares of QLI common stock such that the number of shares of QLI common stock outstanding immediately prior to the Closing does not exceed 4,005,885. Promptly thereafter, QPC shall retire the 48,294,115 QLI Shares.

6.2 Conditions to Obligations of QLI and Majority QLI Stockholder. The obligations of QLI and Majority QLI Stockholder under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, QPC and/or QPC Stockholders shall have delivered to QLI the following:
(i)	this Agreement duly executed by QPC and QPC Stockholders;

(ii)	stock certificates representing QPC Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers; and

(iii)	(ii)such other documents as QLI may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of QPC and QPC Stockholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. QPC and QPC Stockholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 7
GENERAL PROVISIONS

7.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

7.2  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

7.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

7.4  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

7.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

7.6  Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City of Los Angeles, California and each party hereby waives any right to object to the convenience of such venue.

7.7  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

7.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

7.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

7.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

7.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Quintessence Photonics Corporation

By:	/s/ George Lintz

Name: George Lintz Title: Chief Financial Officer Address: ___________________________
________________________
________________________
________________________

QPC Lasers, Inc.

By:	/s/ Julie Morin

Name: Julie Morin Title: Chief Executive Officer, President of QPC Lasers, Inc.

/s/ Julie Morin

Julie Morin, as an individual Address: ___________________________
________________________
________________________
________________________

/s/ George Lintz

George Lintz, executing this Agreement on his behalf and on behalf of each QPC Stockholder listed in Schedule 1.1(a) by virtue of the power of attorney executed by such QPC Stockholder.